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                                                                    Exhibit 99.3

                                PROMISSORY NOTE


$2,000,000                                                      January 12, 2001


          FOR VALUE RECEIVED, the undersigned, ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation ("Obligor"), promises to pay to the order of LEGION INSURANCE COMPANY, a Pennsylvania corporation, (the "Holder"), the principal amount of Two Million Dollars ($2,0000.00) bearing simple interest at the rate of five percent (5%) per annum from the date hereof until paid as provided below.

          1.  Repayment of Principal and Accrued Interest.  The entire principal
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amount and accrued interest thereon shall be payable in one installment on June
30, 2001. A late fee shall be charged on all overdue amounts at ten percent (10%) per annum or the maximum amount permitted by law, whichever is greater. This Note may be prepaid at any time without premium or penalty.

          2.  Asset Purchase Agreement.  This Note is issued pursuant to and is
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entitled to the benefits and subject to the conditions of that certain Asset
Purchase Agreement dated December 28, 2000, between Obligor and Novaeon, Inc., (the "Asset Purchase Agreement"), and Holder, by its acceptance of this Note, acknowledges a copy of the Asset Purchase Agreement has been provided to Holder.

          3.  Address for Payment.  The principal amount of this Note and
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interest thereon are payable in lawful money of the United States at the
Holder's principal address, presently at One Logan Square, Suite 1400, Philadelphia, PA 19103, or at such other place or places as the Holder from time to time, in writing to Obligor, may require.

          4.  Security Agreement.  The repayment of this Note is secured by that
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certain Security Agreement between Obligor and Holder dated January 12, 2001 encumbering: (a) the cash proceeds of this Note; (b) all the business and assets of Novaeon, Inc., acquired by Obligor pursuant to the Asset Purchase Agreement, and (c) any and all products and proceeds arising from Obligor's operation of such business and assets; and

          5.  Automatic Redemption.  This Note shall be automatically redeemable
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and  the outstanding balance of principal and accrued interest under this Note will be payable by the issuance of Obligor's common shares to Holder in the event, on or before June 30, 2001, Obligor completes a private placement of common stock resulting in gross proceeds to Obligor of not less than Three Million dollars ($3,000,000) ("the Minimum Offering"), not including the redemption of this Note described herein. In such event, within ten (10) days following the completion of the Minimum Offering, this Note shall be redeemed and satisfied in full by the issuance by Obligor to Holder of the number of Obligor's common shares that, in the aggregate, will be equal in value to the then outstanding balance of principal and accrued interest under this Note. For purposes of this Note, the agreed value of each of Obligor's common shares to be issued to Holder hereunder shall be the per share price realized by Obligor in the Minimum Offering.

          6.   Note Purchase Agreement.  In the event this Note is not redeemed
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by the issuance of Obligor's common stock as provided in Section 5 above and
Obligor fails to repay the

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principal amount and all accrued interest by June 30, 2001, this Note shall be subject to the terms of that certain Note Purchase Agreement between Holder and Ward North America Holding, Inc., dated January 12, 2001 (the "Note Purchase Agreement"). The Note Purchase Agreement grants Holder the right to cause Ward North America Holding, Inc., to purchase all Holder's rights, title, and interests under this Note and the Security Agreement, including its security interest in the Novaeon business and assets, by issuing to Holder, or its assignee, the number of shares of Ward North America Holding, Inc., having an aggregate value equal to the unpaid balance of principal and interest under this Note using an agreed value of four dollars ($4) per share.

          7.   Default.  If any of the following events (hereafter called
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"Events of Default") shall occur:

               a) If Obligor shall default in the payment of principal or interest due under this Note and shall not cure such default within five (5) days following the date the same shall become due and payable, whether at maturity or by acceleration or otherwise; or

               b) If Obligor shall make a general assignment for the benefit of creditors; or

               c) If Obligor shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or shall file any answer admitting the material allegation or a petition filed against Obligor in such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Obligor of all or any substantial part of the properties of Obligor, or Obligor shall commence the winding up or the dissolution or liquidation of Obligor; or

               d) If, within sixty (60) days after a court of competent jurisdiction shall have entered an order, judgement or decree approving any complaint or petition against Obligor seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgement or decree shall not have been dismissed or stayed pending appeal, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Obligor, of any trustee, receiver or liquidator of Obligor or of all or any substantial part of the properties of Obligor, such appointment shall not have been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, shall not have been vacated;

then, in each and every such case, the Holder of this Note may by notice in writing to Obligor declare all amounts under this Note to be forthwith due and payable (except that, in the case of an Event of Default under either Section 7(c) or Section 7(d), this Note shall become immediately due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived).

          8.   Amendment, Waiver, Etc. The terms of this Note may be amended or
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waived only upon the written consent of Obligor and Holder.

          9.   Miscellaneous.  This Note shall be governed by and construed in
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accordance with the laws of the State of California.  Obligor hereby waives presentment, demand,

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notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorney's fees.


                                    ANCHOR PACIFIC UNDERWRITIERS, INC.,
                                    a Delaware corporation



                                    By:  /s/ JEFFREY S. WARD
                                         _____________________________
                                         Jeffrey S. Ward
                                         Chief Executive Officer

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